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                                                                    Exhibit 10.9

CERTAIN INFORMATION HAS BEEN OMITTED UNDER A CONFIDENTIAL TREATMENT REQUEST MADE PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                    GTIS MASTER OPTION AND LICENSE AGREEMENT



                 This Master Option and License Agreement ("Option Agreement") is made and entered into the 28th day of December, 1994, by and among WMS INDUSTRIES INC. ("WMS"), WILLIAMS ELECTRONICS GAMES, INC. ("WEG"); MIDWAY MANUFACTURING COMPANY ("Midway") and WILLIAMS ENTERTAINMENT INC. ('WEI"), each being Delaware corporations with offices at 3401 North California Avenue, Chicago, Illinois 60618, and GT INTERACTIVE SOFTWARE CORP. ("GTIS"), a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016.

                              W I T N E S S E T H:

                 WHEREAS, WEG, Midway and WEI are wholly-owned subsidiaries of WMS engaged in the business of designing, manufacturing and selling coin-operated amusement games and software products for dedicated home game systems and multipurpose home computers; and

                 WHEREAS, GTIS is engaged in the business of distributing software entertainment products for multipurpose home computers; and

                 WHEREAS, GTIS desires to acquire certain rights from WMS, WEG, Midway, WEI and other affiliates of WMS with respect to "Games," as such term is defined herein, and WEG, Midway, WEI and WMS desire to grant such rights to GTIS;
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                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. DEFINITIONS.

                    1.1. "Accepted Game" shall mean any Game with respect to which GTIS has received a license or has exercised an option to acquire a license provided for in Section 2 hereof.

                    1.2. "Designated Multipurpose Computer Platforms" shall mean IBM PC or Apple Macintosh or other compatible multipurpose home computers which utilize floppy disks or CD-ROMs or other stand alone devices which may hereafter replace or supplement floppy disks or CD-ROMs in all operating systems now known or hereafter developed or designed for use on the aforesaid multipurpose home computers. Designated Multipurpose Computer Platforms shall not include dedicated home game systems, such as those marketed by Nintendo, Sega, Atari, Sony, etc.

                    1.3. "First Release" or "First Released" shall have the meaning ascribed in Section 2.4 hereof.

                    1.4. "Game" shall mean any coin-operated video game (including kits), any home video game and any on- line game, released or intended to be released, by any member of the WMS Group for sale in commercial quantities in the normal course of business. Home video games shall include games designed for play on dedicated home game systems, such as those marketed by Nintendo, Sega, Atari, Sony, etc. as well as on multipurpose home computers, such as those marketed by IBM and Apple.

                    1.5. "Home Computer Software Distribution and License Agreement" shall mean an agreement for the license of an Accepted Game for use solely on Designated

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Multipurpose Computer Platforms in the form of Exhibit A annexed hereto, as the same may be amended from time to time by written agreement of the parties thereto.

                    1.6. "Initial Option Period" shall have the meaning ascribed in Section 2.1 hereof.

                    1.7. "Interim Period Games" shall have the meaning ascribed in Section 2.1 hereof.

                    1.8. "New Game Option Notice Date" shall have the meaning ascribed in Section 2.4 hereof.

                    1.9. "Option and Advance Fee" shall have the meaning ascribed in Section 3 hereof.

                    1.10. "Previously Developed Games" shall have the meaning ascribed in Section 2.3 hereof.

                    1.11. "Technically Acceptable Master Disk" shall mean a completed and functioning CD-ROM Master Disk or floppy disk for the Accepted Game in a format substantially ready to be reproduced and manufactured for retail distribution and the instruction manual therefor. The Accepted Game contained in the master disk will have been alpha and beta tested and all known material bugs and defects will have been corrected.

                    1.12. "WMS Group" shall mean WMS, WEG, Midway and WEI, or any subsidiary, affiliate or other entity, a majority of whose capital stock is owned directly or indirectly by WMS, WEG, Midway or WEI or with respect to which during the term of this Agreement, WMS, directly or indirectly, has the legal power, without the consent of any third party, to direct the acquisition of rights to or exploitation of Games on Designated Multipurpose

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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

Computer Platforms.

                 2. GRANT AND TERMINATION OF OPTION; EXERCISE OF OPTION.

                    2.1. The WMS Group hereby grants to GTIS a first option to acquire a license, in the form of the Home Computer Software Distribution and License Agreement, to manufacture, distribute and sell versions of the Game for use solely on Designated Multipurpose Computer Platforms, with respect to (i) Previously Developed Games, (ii) new Games First Released by the WMS Group during the three (3) year period (subject to extension as provided below) commencing March 22, 1995 and expiring March 31, 1998 (the "Initial Option Period") and (iii) Games which are offered to Acclaim Entertainment, Inc. ("Acclaim") between the date hereof and March 21, 1995, but are not accepted by Acclaim ("Interim Period Games"). If either of the "Extension Events" described below shall have occurred during the Initial Option Period, the option period shall be deemed extended to March 31, 1999. Extension Events shall mean either
(i) the WMS Group shall have received not less than * Dollars in the aggregate from royalties paid under Home Computer Software Distribution and License Agreements and the Option and Advance Fee or from voluntary payments by GTIS, provided that the amount of voluntary payments which may be utilized to calculate the attainment of the Extension Event shall not exceed * Dollars; or
(ii) the market value of the shares of stock which may be acquired by WMS upon exercise of the Warrants provided for in Section 4 hereof shall have increased by at least * Dollars as compared to the market value of such shares on the date the Warrants were issued and an amount of such shares have been purchased or are currently purchasable under the Warrants and have been sold or are publicly saleable by WMS as have permitted or


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.


will permit WMS to realize such * Dollars increase. For purposes hereof shares shall be considered publicly saleable (i) if they are saleable under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or any similar rule hereafter in effect; (ii) if, in the opinion of counsel to GTIS, such shares may be publicly sold under Section 4(1) or otherwise publicly sold without registration under the Securities Act; (iii) if such shares have been registered for sale and are saleable under an effective registration statement duly filed under the Securities Act; (iv) if WMS has a demand registration right then available under the registration rights agreement annexed hereto as Exhibit B; or (v) if GTIS has duly exercised the GTIS Call as that term is defined in such registration rights agreement. In calculating the amount the WMS Group has received for purposes of clause (i) above, payments made with royalty reports within 45 days after the end of the Initial Option Period shall be included.

                    2.2. The WMS Group shall not grant a license to any third parties to manufacture, distribute and sell versions of a Game for use on Designated Multipurpose Computer Platforms if such Game would be subject to GTIS' first option right specified in Section 2.1 hereof until such time as GTIS shall have declined to acquire a license, or the option periods specified in Sections 2.4 and 2.5 hereof, whichever is applicable, shall have expired, or the applicable Home Computer Software License Agreement shall otherwise permit. GTIS understands, acknowledges and agrees that (i) with respect to Games manufactured by the WMS Group under license from third parties, the rights granted by the WMS Group to GTIS cannot exceed the rights obtained by and will be subject to the limitations imposed on the WMS Group from such third party and the form of Home Computer Software Distribution and License


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Agreement will be deemed modified to the extent so required; (ii) although the
WMS Group is developing Games in the normal course of business, the WMS Group is under no obligation to develop Games or to present any minimum number of Games to GTIS under this Agreement; (iii) until March 21, 1995, Acclaim Entertainment, Inc. ("Acclaim") has a first option to license Games for use on home computers and GTIS' rights under this Agreement shall be subject to Acclaim's rights; and
(iv) Williams/Nintendo, Inc. (a joint venture company in formation owned by a wholly owned subsidiary of WMS and Nintendo of America Inc.) has been granted a first right of negotiation with respect to the exclusive right to produce and distribute certain coin-operated games for all formats, including home computers, if those games are implemented for play upon certain coin-operated hardware systems proprietary to Nintendo and its licensors.

                    2.3. Attached hereto as Schedule 1 is a list of the titles of certain Games heretofore developed by the WMS Group with respect to which the WMS Group has the right to grant licenses to GTIS to manufacture, distribute and sell versions of the Game for use on Designated Multipurpose Computer Platforms ("Previously Developed Games"). Within sixty (60) days after the date hereof, GTIS and WMS Group shall enter into Home Computer Software Distribution and License Agreements with respect to each of the Previously Developed Games. The WMS Group at its own cost and expense will use reasonable efforts to complete development of Technically Acceptable Master Disks for such Previously Developed Games for play on IBM PC and compatible home computers, and for Troy Aikman NFL Football for Macintosh computers as well, by the dates and in the formats set forth on Schedule 1. If GTIS desires Technically Acceptable Master Disks to be developed for play on Apple Macintosh home computers, it will notify WMS within 60 days of the date hereof and WMS and GTIS will agree


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

jointly as to the development budget and the identity of the proposed developer. GTIS shall pay to WMS * of the actual costs of such development of Technically Acceptable Master Disks for Apple Macintosh home computers simultaneously with receipt of such disks and a reasonably detailed written summary of the development costs, none of which payment shall be recoupable by GTIS or repayable to GTIS in any manner or for any reason. The provisions of Section 2.7 hereof with respect to budget overruns shall apply to the development budget referred to in this Section 2.3, to the extent applicable.

                    2.4. With respect to Games First Released by the WMS Group for the coin-operated, home video or on-line markets after March 22, 1995, beginning with Mortal Kombat III, or Interim Period Games, the WMS Group shall notify GTIS in writing as to the existence of a Game within thirty (30) days after the WMS Group has begun to ship the Game for use commercially in the ordinary course of business (and not merely for the WMS Group's test purposes), or within thirty (30) days after the date Acclaim's option rights expire unexercised, whichever is later. The date of such notice is hereinafter referred to as the "New Game Option Notice Date." A Game shall be deemed First Released by the WMS Group on the date of the first commercial shipment in the normal course of business and with respect to on-line Games when such Games are first commercially sold to subscribers to the on-line service. If the WMS Group does not actually make a commercial shipment of a Game notwithstanding its original intention to do so, then the WMS Group shall notify GTIS of its decision not to make such shipments and the New Game Option Notice Date for such Game shall be deemed to be the date of such notice. Each notice given in accordance with this
Section 2.4


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(i) shall identify the Game, (ii) shall describe in reasonable detail its characteristics and method of play, and (iii) shall set forth a proposed budget and time frame for developing Technically Acceptable Master Disks for such game for play on Designated Multipurpose Computer Platforms, and the identity of the proposed developer. GTIS shall have a reasonable opportunity to consult with the WMS Group prior to the WMS Group determining the proposed budget, time frame and developer, but the final decision shall be made by WMS. GTIS acknowledges that Mortal Kombat III is currently in process of development and hereby consents to the designation of Sculptured Software, Inc. as the developer. Each such notice relating to a Game manufactured by the WMS Group pursuant to a license from or other agreement with any third party shall set forth a summary of any material limitations upon the scope of the license in respect thereof which may be granted to GTIS hereunder, the amount or method of determining third party royalties payable thereunder and the material terms of such license or other agreement applicable to platforms other than Designated Multipurpose Computer Platforms. With respect to each Game as to which GTIS receives written notice as hereinabove provided, GTIS shall have a period of ninety (90) days from the New Game Option Notice Date to notify WMS in writing that it elects to exercise its option to license the Game. Upon receipt of such notice from GTIS, the WMS Group will proceed to develop or retain a third party to develop a Technically Acceptable Master Disk for such Game for play on one or more Designated Multipurpose Computer Platforms as identified in the budget and will use reasonable efforts to complete or cause the completion of such development within twelve (12) months of receipt of such notice from GTIS. In addition to any other payments made hereunder or under any Home Computer Software Distribution and License Agreement, subject to the provision of Paragraph


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

2.7 below, GTIS shall pay to WMS * of the actual costs of such code development simultaneously with receipt of a Technically Acceptable Master Disk and a reasonably detailed written summary of the development costs, none of which payment shall be recoupable by GTIS or repayable to GTIS in any manner or for any reason. It is understood that the development budget shall include a compensation expense of up to * if the WMS Group employs a dedicated in-house producer for the purpose of such development.

                    2.5. If, by itself, or through use of a third party developer, the WMS Group determines to develop or acquire a Game for play on multipurpose home computers that it has not theretofore developed or acquired for the coin-operated or dedicated home game player market, it shall notify GTIS in writing as to its intention, which notice shall describe in reasonable detail the proposed characteristics of the Game and shall set forth an estimated budget and time frame for developing Technically Acceptable Master Disks for such game for play on one or more Designated Multipurpose Computer Platforms and the identity of the proposed developer. Each such notice relating to a Game the rights to which are derived from a license or other agreement with a third party shall set forth a summary of any material limitations upon the scope of the license in respect thereof which may be granted to GTIS hereunder, the amount or method of determining third party royalties payable thereunder and the material terms of such license or other agreement applicable to platforms other than Designated Multipurpose Computer Platforms. GTIS shall have an opportunity to consult with the WMS Group prior to the WMS Group determining the proposed budget, time frame and developer, but the final decision shall be made by WMS. GTIS shall have a period of fifteen (15) days from the date of such notice



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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

to notify WMS in writing that it elects to exercise its option to license the Game. Upon receipt of such notice from GTIS, the WMS Group will proceed to develop or retain a third party to develop a Technically Acceptable Master Disk for such Game for play on one or more Designated Multipurpose Computer Platforms as identified in the budget and will use reasonable efforts to complete or cause the completion of such development within the estimated time frame set forth in the notice. In addition to any other payments made hereunder or under any Home Computer Software Distribution and License Agreement, subject to the provisions of Paragraph 2.7 below, GTIS shall pay to WMS * of the actual costs of such code development simultaneously with receipt of a Technically Acceptable Master Disk and a reasonably detailed written summary of the development costs, none of which payment shall be recoupable by GTIS or repayable to GTIS in any manner or for any reason. It is understood that the development budget shall include a compensation expense of up to * if the WMS Group employs a dedicated in-house producer for the purpose of such development.

                    2.6. All Previously Developed Games and any Game as to which GTIS has exercised its option within the notice periods specified in Sections
2.4 and 2.5 above shall become an Accepted Game for all purposes of this Agreement. With respect to each Accepted Game, GTIS and the member of the WMS Group which is manufacturing such Game shall enter into a Home Computer Software Distribution and License Agreement which shall be dated the earlier of: the date GTIS Shall have given notice of its acceptance thereof, or the date which is sixty (60) days following the date of the option notice. If either of such parties shall wrongfully refuse to enter into a Home Computer Software Distribution and License Agreement


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

with respect to any Accepted Game, then, in addition to any other rights of the non-defaulting party hereunder, at the option of the non-defaulting party, such Home Computer Software Distribution and License Agreement shall be deemed to have been entered into as of the date on which GTIS shall have exercised its option to acquire the license of such Accepted Game as provided herein. GTIS understands and agrees that it will have no rights whatsoever in respect of any Game which does not become an Accepted Game in accordance with the terms of this Agreement and for which a Home Computer Software Distribution and License Agreement is not duly executed (or deemed executed as provided above), and the WMS Group may exploit its rights in any Game which does not become an Accepted Game in any manner it sees fit, free and clear of this Agreement.

                    2.7. The parties hereto acknowledge that notwithstanding efforts to produce reliable development budgets under Sections 2.4 and 2.5 hereof, in certain instances the actual costs of development may exceed the budgeted costs. In those instances, WMS shall notify GTIS of the projected budget overrun (the "Overrun Notice") promptly after WMS becomes aware of such overrun.

                         2.7.1. The following provisions shall apply to budget
overruns in respect of Games which became Accepted Games under Section 2.4 hereof ("Section 2.4 Games"). If the actual cost of development of a Section 2.4 Game being developed by a third party developer is not more than * of the budget approved by GTIS, GTIS will pay WMS * of such actual costs as provided in
Section 2.4 hereof. If the actual costs of development of a Section 2.4 Game exceed * of the budget with respect to a Game being developed by a third


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

party developer or * of the budget with respect to a Game being developed in-house by the WMS Group, whichever is applicable, GTIS shall have the right, by notice to WMS given within ten (10) days of receipt by GTIS of the Overrun Notice, to elect to bear * of the cost of such overrun or to decline to do so. A failure by GTIS to give such notice within such ten (10) days shall be deemed an election to decline to bear such costs. If GTIS so declines, WMS shall be entitled to elect to (i) abandon the development, in which event WMS shall bear the entire cost of the development, or (ii) proceed with the development with GTIS, in which case GTIS shall pay * of (A) the actual costs of the development up to * of the budget with respect to a Game being developed by a third party developer or (B) * of the budget with respect to a Game being developed in-house by the WMS Group, whichever is applicable, as provided in Section 2.4 and WMS shall bear the balance of the costs of such development.

                         2.7.2. The following provisions shall apply to budget
overruns in respect of Games which become Accepted Games under Section 2.5 hereof ("Section 2.5 Games"). If the actual cost of development of a Section 2.5 Game being developed by a third party developer is not more than * of the budget approved by GTIS, GTIS will pay WMS * of such actual costs as provided in
Section 2.5 hereof. If the actual costs of development of a Section 2.5 Game exceed * of the budget with respect to a Game being developed by a third party developer or * of the budget with respect to a Game being developed in-house by the WMS Group, whichever is applicable, GTIS shall have the right, by notice to WMS given within ten (10) days of receipt by GTIS of the Overrun Notice, to elect to bear * of the cost of such overrun or to decline to do so. A failure by GTIS to give such notice within such ten (10)


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

days shall be deemed an election to decline to bear such costs. If GTIS so declines, WMS shall have the right to abandon the development, in which event WMS shall bear the entire cost of the development, or to elect the options provided below in this Section 2.7.2. WMS may elect (i) to proceed with the development with GTIS in which case GTIS shall pay * of (A) the actual costs of the development up to * of the budget with respect to Games being developed by a third party developer or (B) * of the budget with respect to Games being developed in-house, whichever is applicable, and WMS shall bear the balance of the costs of such development; or (ii) in the case of a Section 2.5 Game being developed by a third party developer who is not contemporaneously developing the Game for WMS for other platforms, such as coin-operated or dedicated home games systems, WMS may elect to proceed with the development without GTIS involvement, in which case WMS shall bear the entire costs of development, and the Game shall no longer be deemed an Accepted Game and GTIS shall have no further rights in such Game.

                         2.7.3. Anything herein to the contrary notwithstanding,
on notice to GTIS and with consent of GTIS, which consent may not be unreasonably withheld, WMS may elect to terminate development at any time prior to delivery to GTIS of a Technically Acceptable Master Disk, at no cost to GTIS, if WMS determines that further development work is not technically or economically desirable. If WMS should thereafter determine to recommence development work, it will promptly notify GTIS which will have the option on fifteen (15) days' notice to WMS to participate in such renewed development on the same terms and conditions as if the original development had continued uninterrupted. If GTIS withholds its consent to



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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

such termination of development pursuant to this Section 2.7.3, GTIS shall (i) promptly pay to WMS * of the costs of development to the date of WMS notice of intent to terminate (excluding the budgeted compensation expense of the WMS Group's dedicated in-house producer, if any); (ii) take over responsibility for development of a Technically Acceptable Master Disk with the developer; and
(iii) bear the costs of development in excess of * of the budget. Upon receipt by WMS of a notice from GTIS that GTIS has received a Technically Acceptable Master Disk with respect to the Game, WMS shall pay to GTIS the amount, if any, by which * of the actual costs of development up to * of the budget exceeds the development costs theretofore paid by the WMS Group.

                    2.8. If GTIS has not exercised its option under Sections 2.4 or 2.5 above with respect to a Game and if, before a member of the WMS Group enters into a binding agreement with a third party for Designated Multipurpose Computer Platform rights in such Game, there shall be a material change in design, a material decrease in the development budget or a change in the identity of the developer from those presented to GTIS before its declination to exercise its option, the WMS Group will present such changed information to GTIS who shall have thirty (30) days after receipt of such information to determine to elect to exercise its option.

                    2.9. GTIS acknowledges that the WMS Group manufactures and sells Games for many different entertainment platforms, including coin-operated games and home games of all types, and that any Games in respect of which GTIS obtains rights hereunder for exploitation on Designated Multipurpose Computer Platforms, including rights under Section 2.5 hereof, may be developed by the WMS Group for other entertainment platforms and GTIS will


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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

have no rights therein.

                    2.10. WMS agrees to use commercial efforts in its reasonable judgment, to acquire rights to exploit Games in Designated Multipurpose Computer Platforms when it acquires rights in Games from third parties or develops rights in Games internally or through joint ventures. It is understood that with respect to on-line Games, third parties may require such games to be exclusively offered on-line, and GTIS shall have no rights hereunder with respect to such exclusive on-line games.

                 3. OPTION FEE AND GUARANTIED ADVANCE ROYALTY. In consideration for the option granted herein and as a guarantied advance royalty, GTIS agrees to pay to WMS a fee in the amount of * Dollars ("Option and Advance Fee") and to issue the Warrants as set forth in Paragraph 4 below. The Option and Advance Fee shall be payable in installments as follows: * Dollars shall be paid by wire transfer to WMS in immediately available funds on the date hereof; * Dollars shall be paid on or before December 28, 1995 and * Dollars shall be paid on or before December 28, 1996. It is understood that under no circumstances shall the WMS Group be required to repay any portion of such amounts nor shall GTIS be entitled to any set off or to claim the right not to pay any portion of such amounts for any reason; provided that GTIS shall be entitled to recoup such payments out of royalties, to the extent provided in the Home Computer Software Distribution and License Agreements, entered into pursuant to this Agreement. If the payment due on December 28, 1995 is not paid in full when due, the payment otherwise due December 28, 1996 shall become immediately due and payable. The obligation to make such deferred payments are being fully secured by a clean standby letter of

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THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT.

credit in the amount of * Dollars, issued by Republic National Bank delivered to WMS (which may be accomplished by delivery to WMS counsel, Shack & Siegel, P.C.) not later than December 29, 1994. If such letter of credit is not so delivered in form and substance satisfactory to WMS, this Agreement shall be of no further force and effect and WMS shall return to GTIS any amounts theretofore paid by GTIS to WMS. GTIS shall be responsible for all costs and expenses, including legal fees, which may be incurred by WMS in connection with its collection of the deferred payments. WMS shall permit GTIS from time to time to exchange the original or any substitute letters of credit for other substitute letters of credit, provided that the newest substitute letters of credit are (i) issued by the aforesaid bank or another bank acceptable to WMS, (ii) the amounts of the newest substitute letters of credit are not less than the amounts then owed with respect to the above described deferred payments; and (iii) the newest substitute letters of credit otherwise contain the same terms and conditions as are contained in the letter of credit for which it is being substituted.

                 4. WARRANTS. GTIS agrees that simultaneously with the closing of any public offering of common stock, or of preferred stock convertible into common stock, WMS will be issued stock purchase warrants and receive a registration rights agreement, in substantially the forms annexed hereto as Exhibit B, with the number of shares purchasable upon exercise of the Warrants being equal to * Dollars divided by the initial public offering price of the common stock sold, or the conversion price of preferred stock, whichever is applicable. The Warrants shall be exercisable for the class of common stock issued and sold by GTIS pursuant to an effective registration statement under the Securities Act in an initial public offering (or the


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class of common stock receivable upon conversion of any convertible preferred stock so issued and sold in an initial public offering). GTIS shall have no obligation to undertake or complete an initial public offering, and if it does not, GTIS will have no liability whatsoever to the WMS Group and the WMS Group shall have no right to any compensation in lieu of the Warrants referred to herein. The Warrants and the shares issuable thereunder are being and will be acquired by the WMS Group for investment and not with a view to the distribution thereof by the WMS Group, and such warrants and shares will be "restricted securities" within the meaning of the Securities Act. The WMS Group will not sell or dispose of such warrants or shares except in compliance with the federal securities laws.

                 5. REPRESENTATIONS AND WARRANTIES OF THE WMS GROUP. The members of the WMS Group represent and warrant that this Agreement has been duly authorized, executed and delivered by each member of the WMS Group; each such member has the full power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of each member of the WMS Group, enforceable in accordance with its terms, and the making of this Agreement by the member of the WMS Group does not violate or conflict with any agreement, right or obligation existing between any member of the WMS Group and any other person, firm or corporation, including, without limitation, Acclaim.

                 6. REPRESENTATIONS AND WARRANTIES OF GTIS. GTIS represents and warrants that this Agreement has been duly authorized, executed and delivered by GTIS; GTIS has the full power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of GTIS enforceable



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in accordance with its terms; and the making of this Agreement by GTIS does not violate or conflict with any agreement, right or obligation existing between GTIS and any other person, firm or corporation.

                 7. CONFIDENTIAL INFORMATION. GTIS shall keep in confidence and not disclose to any third party, without the written permission of WMS, the terms of this Agreement and the proprietary information of the WMS Group made known to it under this Agreement, except GTIS may make such disclosures to General Atlantic Partners who have excuted a confidentiality agreement with GTIS. Likewise, the WMS Group shall keep in confidence and not disclose to any third party, without the written permission of GTIS, the terms of this Agreement and the proprietary information of GTIS made known to it under this Agreement. This requirement of confidentiality shall not apply to information that is (a) permitted to be disclosed under a Home Computer Software Distribution and License Agreement; (b) in the public domain through no wrongful act of the receiving party; (c) rightfully received by the receiving party from a third party who is not bound by a restriction of nondisclosure; (d) already in the receiving party's possession without restriction as to disclosure; or (e) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies. WMS or GTIS shall not issue any press release or other public or trade announcement with respect to the transactions contemplated by this Agreement unless the issuing party shall have first consulted with the other with respect thereto and obtained the other's prior written approval therefor, which approval will not be unreasonably withheld or delayed. The obligations of confidentiality under this Section 7 shall survive termination of this Agreement.

                 8. NOTICES. Any notice, consent, approval, request, waiver or statement to be given, made or provided for under this Agreement shall be in writing and deemed to have been duly given (i) by its delivery personally or by express mail; or (ii) five days after its being mailed, air express, registered or certified, return receipt requested, in a U.S. Post office addressed as follows:

                          To GTIS:

                          GT Interactive Software Corp.
                          16 East 40th Street
                          New York, New York  10016
                          Attention:  Mr. Ron Chaimowitz,
                          Telephone Number:  (212) 951-3107
                          Facsimile Number:  (212) 679-6850

                          With a copy to:

                          GT Interactive Software Corp.
                          16 East 40th Street
                          New York, New York  10016
                          Attention:  Mr. Harry Rubin
                          Telephone Number:  (212) 951-3052
                          Facsimile Number:  (212) 679-6850

                          To WMS Group:

                          WMS Industries Inc.
                          3401 North California Avenue
                          Chicago, Illinois  60618
                          Attention:  Mr. Neil D. Nicastro, President
                          Telephone Number:  (312) 728-2300
                          Facsimile Number:  (312) 539-2099

                          With a copy to:

                          Jeffrey N. Siegel, Esq.
                          Shack & Siegel, P.C.
                          530 Fifth Avenue
                          New York, New York  10036
                          Telephone Number:  (212) 782-0700
                          Facsimile Number:  (212) 782-1964
or such other address as either party may designate by notice given as aforesaid.

                 9. DEFAULT. In the event that GTIS shall default in any of its obligations to make payment in full hereunder or under any Home Computer Software Distribution and License Agreement and the WMS Group has provided notice of such default in accordance with the provisions of Paragraph 8 hereof, if GTIS has not cured such default in making payments hereunder within fifteen
(15) days of such notice, or within the grace periods provided in the Home Computer Software Distribution and License Agreement in respect of payments thereunder, then, in addition to all other rights and remedies of the WMS Group at law or in equity, at the option of the WMS Group, all rights granted to GTIS under Paragraph 2 of this Agreement shall be deemed terminated and shall revert to the WMS Group, provided it is understood that notwithstanding such termination, the Home Computer Software Distribution and License Agreements entered or deemed entered into prior to such termination which are not in default shall remain in full force and effect. No such termination shall in any way affect or diminish WMS' rights under Paragraphs 3 and 4 hereof. Anything herein to the contrary notwithstanding, the rights granted to GTIS under Paragraph 2 of this Agreement shall not be affected by an alleged default by licensee under a Home Computer Software Distribution and License Agreement resulting from a bona fide dispute between licensor and licensee provided that licensee pays all undisputed amounts to licensor and all disputed amounts are paid into a bona fide third party escrow account.

                 10. MISCELLANEOUS.

                     10.1. This Agreement is personal to GTIS and the WMS Group and may not be assigned, in whole or in part, and none of GTIS' or the WMS Group's rights or obligations hereunder may be delegated to any person or party without the prior written consent of the other, except that any party may assign its rights and obligations to any direct or indirect subsidiary or affiliate of the assigning party or to any person, firm or corporation owning or acquiring all or substantially all of the stock or assets of the assigning party, so long as the assigning party remains liable for its obligations hereunder.

                     10.2. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by the parties hereto.

                     10.3. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and no waiver shall be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

                     10.4. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the WMS Group and GTIS, and neither the WMS Group nor GTIS shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

                     10.5. This Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed in the State of Illinois.

                     10.6. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

                     10.7. This Agreement may be executed in counterparts each of which shall be deemed an original and when taken together shall be deemed one and the same document.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        WMS INDUSTRIES INC


                                        By:/s/ Neil D. Nicastro
                                           ----------------------------



                                        WILLIAMS ELECTRONICS GAMES, INC.


                                        By:/s/ Neil D. Nicastro
                                           ----------------------------



                                        MIDWAY MANUFACTURING COMPANY


                                        By:/s/ Neil D. Niastro
                                           ----------------------------



                                        WILLIAMS ENTERTAINMENT INC.


                                        By:/s/ Byron Cook
                                           ----------------------------



                                        GT INTERACTIVE SOFTWARE CORP.


                                        By:/s/ Ron Chaimowitz
                                           ----------------------------

                                   SCHEDULE 1

                           Previously Developed Games

                                                           Available Formats
                                                           -----------------
                                  Scheduled Date of        (IBM PC only except as indicated
 Title of Game                     Code Availability       below)(1)
 -------------                     -----------------
 Troy Aikman NFL                         12/94             PC CD-ROM/PC Floppy
 Football(2)(3)
 Fun 'N' Games(4)                        12/94             PC CD-ROM

 Fun Paint                               12/94             PC Floppy

 Fun Music                               12/94             PC Floppy
 Island Casino                           5/95              PC CD-ROM

 Coin-Op Classic Combination             6/95              PC CD-ROM
 (Defender, Robotron, Joust)*
 Adams Family Pinball(3)                 6/95              PC CD-ROM/PC Floppy

 Fish Tales Pinball                      8/95              PC CD-ROM/PC Floppy

 White Water Pinball                     10/95             PC CD-ROM/PC Floppy
 Pinball Compilation (Adams              1/96              PC CD-ROM
 Family, Fish Tales, White
 Water, Fun House)

----------
(1) All games can also be developed for Macintosh as well in accordance with Section 2.3 of the Agreement, except that no Macintosh in any format and no IBM PC floppy versions are available for combination of Defender, Robotron and Joust.

(2)      Available also in Macintosh CD-ROM and floppy versions.

(3) Subject to obtaining third party consents which are expected to be obtained in the normal course.

(4) Sony may have the option to obtain worldwide distribution rights with the exception of North, South and Central America and Japan. If Sony obtains such rights, the revenues obtained from Sony shall be treated in the same way as revenues from games exploited by licensor in the Excluded Asian Countries, as such term is defined in the Home Computer Software Distribution and License Agreement.

                                                                       EXHIBIT A


                             HOME COMPUTER SOFTWARE
                       DISTRIBUTION AND LICENSE AGREEMENT



         AGREEMENT made this ___ day of __________, 199__, by and between GT INTERACTIVE SOFTWARE CORP., a Delaware corporation with offices at 16 East 40th Street, New York, New York 10016 (herein called "Licensee") and [MIDWAY MANUFACTURING COMPANY], [WILLIAMS ELECTRONICS GAMES, INC.] [WILLIAMS ENTERTAINMENT INC.] a Delaware corporation with offices at 3401 North California Avenue, Chicago, Illinois 60618 (herein called "Licensor").

                              W I T N E S S E T H:

         WHEREAS, Licensor owns or controls the rights in and to the Licensed Property (which Licensed Property is hereinafter defined on Schedule "A" attached hereto);

         WHEREAS, Licensee is engaged in the business of manufacturing, distributing and selling Computer Games (as hereinafter defined; such Computer Games embodying the Licensed Property shall be hereinafter referred to as the "Licensed Product"); and

         WHEREAS, Licensee desires to use the Licensed Property in connection with the manufacture, distribution and sale of the Licensed Product;

         NOW, THEREFORE, the parties hereto agree as follows:

                 1. DEFINITIONS.

                    1.1. The term "Computer Game" is herein defined as any Computer Software designed to operate on IBM PC or Apple Macintosh or other compatible multipurpose home computers, using floppy disks or CD-ROM or other stand alone devices in all operating systems now known or hereafter developed or designated for use on the aforesaid multipurpose home computers. Computer Games shall not include, among other things, Computer Software designed to operate on dedicated home game systems (e.g. Nintendo, Sega, Atari, Sony, etc. game platforms).

                    1.2. The term "Computer Software" or "Software" shall mean any computer software containing substantially full and complete computer game code, including the source code, the assembly code, the object code and such data files and other files as are deemed necessary for the Licensed Product to achieve its functional purpose, whereby data and visual images, with or without sound, can be manipulated, communicated, reproduced or perceived with the aid of a computer.

                    1.3. The term "GTIS Master Agreement" shall mean the GTIS Master Option and License Agreement dated December 22, 1994, among Licensee, WMS Industries Inc., Midway Manufacturing Company, Williams Electronics Games, Inc. and Williams Entertainment Inc.

                    1.4. The term "Licensed Product" shall have the meaning ascribed in the second Whereas clause of this Agreement and, as the context may require, shall also include books which communicate game playing tactics and/or strategies ("hint books") specifically prepared for Computer Games which shall also be deemed Licensed Products hereunder and shall be subject to all of the terms and conditions, including without limitation the royalty provisions, hereof.

                    1.5. The term "Licensed Territory" shall have the meaning ascribed in Section 3 of this Agreement.

                    1.6. The term "Other Home Computer Software Distribution and License Agreements" shall have the meaning ascribed in Schedule B.

                    1.7. The term "Previously Developed Game" shall have the meaning ascribed in the GTIS Master Agreement.

                    1.8. The words "term of this Agreement" or "period of this Agreement" or "term hereof" or "so long as this Agreement remains in force" or words of similar connotation shall include the initial period of this Agreement and the period of all renewals, extensions, substitutions or replacements of this Agreement.

                    1.9. The term "Third Party Fees and Royalties" shall mean all fees, royalties and other participations of any kind or nature payable by Licensor to any third party, including developers, licensors and others having rights in connection with the exploitation of the Licensed Products. There shall be excluded from the term "Third Party Fees and Royalties" as used herein (1) any recoupable advances which have already been included in any development budget or acquisition costs with respect to the Licensed Product which are to be shared by Licensor and Licensee, in accordance with the terms of the GTIS Master Agreement and which have not yet been recouped; (2) any fees or royalties payable to employees or consultants by Licensor or its affiliates with respect to the development of Licensed Product in house, and (3) any fees, royalties or other participations payable by Licensor to a developer (but any such payments payable to other third parties shall not be so excluded) in connection with any Previously Developed Game. If, with respect to Games other than Previously Developed Games, Licensor or its affiliates acquires from a third party in one transaction the rights to exploit a Game on multiple platforms, unless Licensee shall otherwise agree, Licensor shall fund advances, if any, paid to such third party, and any such advances shall be excluded from the term Third Party Fees and Royalties; provided, however, that if such advances are recoupable by Licensor or its affiliates from future royalties payable to such third party, then Third Party Fees and Royalties shall include such royalties which would otherwise be payable to such third party were it not for such right of recoupment.

                 2. GRANT OF LICENSE.

                    2.1. Licensor hereby grants and Licensee hereby accepts, for the term of this Agreement and subject to the terms hereinafter set forth, the exclusive license to utilize the Licensed Property solely in connection with the manufacture, distribution and sale of the Licensed Products in the Territory. Licensee shall have the right to sublicense any of the rights granted to Licensee hereunder with Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, (a) Licensor shall not unreasonably withhold or delay its consent to proposals by Licensee to sublicense its rights hereunder to third party personal computer hardware or computer peripheral device manufacturers for the purpose of "bundling" the Licensed Products together with such hardware products for distribution only within the Licensed Territory and (b) Licensee shall not have the right to sublicense its rights hereunder (and Licensor may withhold its consent to any proposed sublicense) to any third party for the purpose of distributing Licensed Products to mass market retailers in the United States. It is understood that the term Licensed Products does not include Computer Software designed for play on dedicated home video game systems, such as those manufactured by Nintendo, Sega, Sony or Atari, or any other medium of exploitation, including handheld games, over the air, cable or fiber-optic transmission or any ancillary rights related thereto, all of which remain the sole property of Licensor except as otherwise specifically provided below. No license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used as premiums, in combination sales, as giveaways or to be disposed of under similar methods of merchandising, except only that Licensee shall have the right, subject to rights of third parties in the Licensed Property, to distribute Licensed Products as

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

premiums, combination sales or giveaways solely (a) subject to Licensor's consent, which shall not unreasonably be withheld or delayed, in connection with the sale and distribution of other Computer Games licensed to Licensee by Licensor or its affiliates under Other Home Computer Software Distribution and License Agreements, and (b) with respect to free or promotional goods in the quantities set forth on Schedule B. [If Licensee's rights in Licensed Products are derived under Section 2.5 of the GTIS Master Agreement and relate to rights acquired from third parties (as compared to rights to product developed in-house by Licensor or its affiliates), add the following: Upon payment of the * of the costs of the development as provided in Section 2.5 of the GTIS Master Agreement, Licensee shall be entitled to share in * of the net profits derived by Licensee from the exploitation of ancillary merchandising rights to the Licensed Product and Licensee shall be entitled to direct the exploitation of such ancillary merchandising rights (but not hand held games) after consultation and subject to Licensor's consent, which shall not unreasonably be withheld or delayed. Licensee shall not be entitled to exploit or share in the profits derived from any exploitation of games whether or not having the same or similar title or play characteristics or using similar Computer Software, in other game platforms, such as coin-operated games or dedicated home game systems, or in any ancillary rights relating thereto. If ancillary merchandising rights apply to or are derived from the exploitation of games which are designed to operate on multiple platforms (irrespective of the chronological order in which such games are released for such platforms), then the Licensor and Licensee will consult with each other to determine a fair and appropriate method of exploiting the ancillary merchandising rights and the respective participations of Licensor and Licensee therein. For the purposes

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

hereof, "net profits" shall be calculated by subtracting from the actual monies received by Licensor or Licensee, as the case may be, from the exploitation of the ancillary merchandising rights to the Licensed Product (i) an amount equal to * of such receipts, representing Licensor's or Licensee's allocation of overhead expenses, and (ii) all Third Party Fees and Royalties payable by Licensor in connection therewith. Licensor shall account to Licensee not less frequently than quarterly with respect to the calculation and payment of its share of net profits as provided above.]

                    2.2. This license does not include any rights to subsequent versions of the Licensed Property (so- called "sequels" or "derivatives"), such rights being retained by Licensor, except as the same are otherwise required to be offered to Licensee under the GTIS Master Agreement or as provided in the following sentence. If any member of the WMS Group, as that term is defined in the GTIS Master Agreement, shall, within a period beginning not later than six
(6) months after Licensee has ceased selling a Licensed Product acquired under
Section 2.5 of the GTIS Master Agreement in reasonable commercial quantities, begin the development, in-house or through third-party developers, of a sequel or derivative of such Licensed Product which utilizes more than * of the same source code as such Licensed Product or substantially the same name as such Licensed Product, then such sequel or derivative shall be offered to Licensee on the same terms and conditions as a Game would have been offered to Licensee during the Initial Option Period under the GTIS Master Agreement.

                 3. TERRITORY.

                    3.1. Licensee shall be entitled to manufacture, distribute and sell the

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Licensed Products in all countries throughout the world, except (a) North and South Korea, Japan, Hong Kong, China (PRC), Taiwan (ROC), Malaysia, Singapore, Philippines, Indonesia, Thailand, India and Pakistan, (the "Excluded Asian Countries") and (b) countries or locations which are excluded under the terms of any license agreement between Licensor and any third party having rights to the Licensed Property. The territory in which Licensee shall be entitled to manufacture, sell and distribute the Licensed Products as specified above is herein referred to as the "Licensed Territory."

                    3.2. Licensor shall have the exclusive right to license any of its rights with respect to the Licensed Property in the Excluded Asian Countries to third parties, subject to Licensee's prior written consent, which consent shall not be unreasonably withheld or delayed. With respect to the exploitation by Licensor of the Licensed Property in the Excluded Asian Countries, Licensee shall be entitled to share in * of the net profits (as calculated in Section 2.1 above) derived by Licensor from its sale of Licensed Products in the Excluded Asian Countries. Licensor shall account and pay over to Licensee, not less frequently than quarterly, Licensee's share of net profits from the sale by Licensor of Licensed Products in the Excluded Asian Countries.

                    3.3. If within 12 months following the date hereof, Licensee shall have declined or failed to (a) establish a dedicated business office and personnel or (b) effect sales of Licensed Products in reasonable commercial quantities in one or more countries of Europe, then Licensor shall have the right, upon 90 days written notice to Licensee, to exclude any or all of the countries of Europe from the Licensed Territory and to terminate Licensee's right to

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

manufacture, sell and distribute Licensed Products therein. In such event, Licensee shall be entitled to share in * of the net profits (as calculated in Section 2.1 above) derived by Licensor from its sale of Licensed Products in Europe.

                 4. TERM.

                    [Note: For Licenses granted under Section 2.3 of the GTIS Master Agreement, insert the following:

                    The license granted hereunder shall be effective on the date hereof [which date, for Previously Developed Games, shall be the earlier of the actual release date or 60 days after delivery of the master disk to Licensee] and shall terminate on the earlier of (a) three years from the date hereof, or (b) upon termination of Licensor's rights obtained from third parties, unless sooner terminated in accordance with the terms and conditions hereof; provided, however, that (a) the license term shall be deemed extended for an additional one year if Licensee has paid royalties hereunder amounting to * or more in excess of * of the amount of all Third Party Fees and Royalties payable in respect of the exploitation of Licensed Products during the third license year, and (b) the license term shall be deemed further extended for a final additional one year if Licensee has paid royalties hereunder amounting to * or more in excess of * of the amount of all Third

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                 Party Fees and Royalties payable in respect of the sale or other exploitation of Licensed Products during the fourth license year. For purposes hereof, royalties and Third Party Fees and Royalties payable in respect of the sale or other exploitation of Licensed Products during a license year shall include amounts paid subsequent to the license year on account of Licensed Products sold or otherwise exploited during such license year, and shall not include amounts paid during a license year on account of the sale or other exploitation of Licensed Products during the prior license year. Licensee shall be entitled, one time only, to make a voluntary payment to Licensor in order to reach either (but not both) of the * thresholds referred to above.]

                 [Note: For licenses granted under Section 2.4 of the GTIS Master Agreement, insert the following:

                    The license granted hereunder shall be effective on the date hereof and terminate on the termination of Licensor's rights obtained from third parties, provided however, that at any time prior to five years from the earlier of the actual release date or 60 days after delivery of the master disk to Licensee, Licensor may notify Licensee of its election to terminate the license, effective on expiration of such five-year period, and in such event Licensor

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                 shall pay to Licensee the portion of the development costs paid by Licensee under Section 2.4 of the GTIS Master Agreement.]

                 [Note: For licenses granted under Section 2.5 of the GTIS Master Agreement, insert the following:

                    The license granted hereunder shall be effective on the date hereof and terminate on the termination of Licensor's rights obtained from third parties.

                 5. CONSIDERATION.

                    Licensee shall pay Licensor, with respect to the sale throughout the Territory of the Licensed Products, a royalty as specified in Schedule "B" annexed hereto on each unit of Licensed Product sold.

                 6. ACCOUNTINGS.

                    6.1. Licensee agrees to forward to Licensor, within forty-five (45) days after the end of each calendar quarter ("Royalty Period"), commencing with the first calendar quarter during which any unit of the Licensed Product is sold, a report of the number of units and average wholesale price (by sales bracket, as provided in Schedule B hereof) of the Licensed Products sold within such Royalty Period and the royalty amount due for the sale of such units calculated in accordance with Section 6.3 below and any recoupment claimed in accordance with Schedule B annexed hereto, and Section 3 of the GTIS Master Agreement. Such report shall also include a cumulative reconciliation of the number of units of Licensed Products produced by Licensee to the number of units on hand. Licensee agrees that accompanying each such report shall be payment, in
U. S. funds, of the amounts due to Licensor, if any, in respect of such Royalty Period in excess of any permitted recoupment. Royalties calculated in foreign currencies shall be converted to U. S. currency at the spot rate of exchange published in the Wall Street Journal as of the last day of the Royalty Period. Such reports shall be required to be submitted with respect to sales and distributions of the Licensed Product whether or not any amounts are due under the terms hereof.

                    6.2. Licensee agrees to keep accurate books of account and records with respect to the Licensed Products, covering all sales, purchases and inventories of Licensed Products and all royalty fees due under this Agreement and to permit Licensor at its own expense to have accounting professionals (which may include Licensor's employees who have accounting degrees) inspect such books of account and records during reasonable business hours (but not during the first three weeks of a calendar quarter), upon prior reasonable written notice, for the sole purpose of verifying the reports to be provided hereunder. Such inspections, together with inspections of Licensee's books of account and records pertaining to other Computer Games licensed to Licensee by Licensor or its affiliates under Other Home Computer Software Distribution and License Agreements, shall occur no more frequently than twice during any twelve
(12) month period. Licensor's inspectors shall not be physically present in Licensee's offices for more than 10 consecutive days in connection with any such inspection, provided that Licensee shall have supplied all requested information and documentation and responded to questions on a reasonably prompt basis. Licensor shall keep any information obtained from any such inspections in confidence and shall require that its accounting professionals do so as well. Licensee's books relating to any particular royalty statement may be examined as aforesaid only within two (2) years after the date rendered and Licensee shall have no obligation to permit

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Licensor to so examine such books relating to any particular royalty statement more than once for any one statement, unless in connection with a civil action filed by Licensor against Licensee in connection with such statement. In the event that any audit by Licensor's accounting professionals reveals that Licensee has underpaid Licensor by an aggregate of * or more with respect to the specific royalty statements which are the subject of such audit, Licensee agrees that it shall also reimburse Licensor for the reasonable documented costs for any such audit up to the amount of the shortfall.

                    6.3. Royalties shall be paid on * of products sold by Licensee's point of sale ("POS") customers, less actual returns. With respect to shipments to non-POS customers, not less than * of the shipment shall be deemed a sale for royalty purposes on the date of shipment. An additional * of the shipment, less actual returns, shall be deemed a sale for royalty purposes six
(6) months following the date of shipment and the balance of *, less actual returns, shall be deemed a sale for royalty purposes twelve (12) months following the date of shipment. As used herein, point of sale customers mean those customers who report actual sales by selection number to Licensee via computer and scan their sales by UPC codes at cash registers.

                    6.4. Licensor shall permit Licensee, at Licensee's own expense, to have an independent certified public accountant inspect Licensor's books and records with respect to the payment by Licensor of Third Party Fees and Royalties in connection with the Licensed Products, during reasonable hours, upon prior reasonable written notice and subject to such confidentiality requirements (including the execution of appropriate confidentiality agreements) as Licensor may require, for the sole purpose of verifying payment and calculation by Licensor of such Third Party Fees and Royalties. Licensor's books and records may be examined by Licensee's representatives not more frequently than twice in any twelve-month period and Licensee shall otherwise have substantially the same rights as provided to Licensor under Section 6.2 above.

                    6.5. In circumstances where either party is obligated under this Agreement to account to the other party in respect of any entitlement to the other party's share in net profits from the exploitation of the Licensed Product, such party shall account substantially in the same manner and in the same time frame as provided in this Paragraph 6 above. The party to which such accounting is made shall also have substantially the same rights as provided to Licensor in Section 6.2.

                 7. QUALITY OF LICENSED PRODUCT.

                    7.1. The Licensed Products as manufactured, advertised, sold, distributed or otherwise disposed of by Licensee under this Agreement shall be of a high quality and shall be sold and distributed in packaging prescribed by Licensor bearing Licensor's trademarks and trade names. Such packaging may indicate that the Licensed Products are distributed by Licensee. Licensor shall have the right to determine in its reasonable discretion whether the Licensed Product meets Licensor's high standards of merchantability. Licensee agrees to furnish Licensor free of cost for Licensor's written approval as to quality and style (which approval shall not be unreasonably withheld), samples of the Licensed Product, together with its proposed advertising, packaging and wrapping materials, before its manufacture, sale or distribution (whichever first occurs) and the Licensed Product shall not be sold or distributed

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

by Licensee without such written approval.

                    7.2. If Licensor shall disapprove of any item submitted by Licensee for approval hereunder, Licensor shall furnish at the time notice of disapproval is given to Licensee an explanation of the reason(s) for such disapproval and recommendations for suggested changes and Licensee shall resubmit such item after changes have been made for Licensor's approval.

                    7.3. In the event that the quality of any Licensed Product approved by Licensor shall become less than that approved by Licensor and Licensee shall fail to raise the quality to the approved level within thirty
(30) days after received written notice from Licensor, the license granted under this Agreement for such Licensed Product shall automatically terminate and shall remain terminated until Licensor shall subsequently renew its approval of the Licensed product.

                    7.4. If disapproval is not received by Licensee within five
(5) business days after Licensor's receipt of the item submitted for approval, Licensor's approval shall be deemed to have been given. Subsequent to final approval, Licensor may request the Licensee once each quarter to send a reasonable number of production samples (but in any event not more than *) without payment of any Third Party Fees and Royalties or other royalty hereunder to Licensor to ensure quality control. Should Licensor require additional samples for any reason other than resale or any other commercial exploitation by Licensor, Licensee shall be required to sell such samples to Licensor at its cost (but without payment of any Third Party Fees and Royalties or other royalty hereunder), but not more than * units of each Licensed Product.

                 8. TRADEMARK AND COPYRIGHT, ETC.

                    8.1. "Notice" as used in this Section shall mean the following statutory copyright notice and notice of registration or application for registration of the licensed trademark:

                               _ _ _ _ (TM) or (R)
                               All Rights Reserved
            C _ _ _ _ Licensed from [Midway Manufacturing Company(R)]
                      [Williams(R) Electronics Games, Inc.]
                        [Williams(R) Entertainment Inc.]

or such other copyright notices and notices of registration as may be required by any third party licensors. Licensor shall advise Licensee prior to use whether (TM) or (R) shall follow the words " _ _ _ _ ."

                    8.2. Licensee shall furnish to Licensor samples of all packaging in which the Licensed Products are sold by Licensee and Licensor shall cause the copyright in the packaging to be registered with the U.S. Copyright Office and recorded with the U.S. Customs Dept. at Licensor's expense. Licensee shall print, stamp or mold the Notice on all Licensed Products and on the front of each package or container used in connection therewith, and Licensee shall print the Notice on each label, advertisement and promotional release concerning any Licensed Products, all in accordance with instructions from Licensor, providing, however, that such notice shall be imprinted on the back of the package or container used in connection therewith, displayed on the title screen of the Licensed Product, and in the instruction booklet, if any, packaged with the Licensed Product. Licensee agrees to execute and deliver to Licensor in such form as Licensor may reasonably request all instruments necessary to effectuate trademark protection or to record Licensee as a registered user of any trademarks or to cancel such registration and if Licensee fails to execute such instruments, Licensee hereby appoints Licensor Licensee's attorney-in-fact to do so on Licensees behalf. Licensee shall also furnish Licensor samples of all advertising or promotional materials bearing the Notice for Licensor's approval.

                    8.3. Subject to the terms of this Agreement, Licensee acknowledges and agrees that: All copyrights, trademarks and service marks and rights to same referred to in this Section 8 in the name of and/or owned by Licensor shall be and remain the sole and complete property of Licensor; that all such copyrights, trademarks and service marks and rights to same in the name of or owned by any copyright proprietor other than Licensor or Licensee shall be and remain the sole and complete property of such copyright proprietor; that all trademarks and service marks which, and/or the right to use which, arise out of the license hereby granted to use the Licensed Property shall be and remain the sole and complete property of Licensor; that Licensee shall not at any time acquire or claim any right, title or interest of any nature whatsoever in any such trademark or service mark by virtue of this Agreement or of Licensee's uses thereof in connection with the Licensed Products; and that any right, title or interest in or relating to any such trademark or service mark, which comes into existence as a result of, or during the term of, the exercise by Licensee of any right granted to it hereunder shall immediately vest in Licensor.

                    8.4. Licensee agrees to assist Licensor at Licensor's expense to the extent necessary in the procurement of any protection or to protect any of Licensor's right to the Licensed Property. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Property on articles similar to those covered in this

Agreement which may come to the Licensee's attention. Licensor shall have the right to commence action to enforce its proprietary rights and prosecute any such infringements, and Licensee agrees to fully cooperate, at Licensor's expense, in any such action. However, Licensee shall not incur any such expense reimbursable by Licensor without Licensor's express written approval and all recoveries resulting from any such action shall belong solely to Licensor. In the event Licensor declines to pursue any such action, Licensee may, with Licensor's written permission, and subject to the consent of any third party having rights in the Licensed Property, institute such an action, and Licensor, at Licensee's expense, shall cooperate in such action instituted by Licensee and all recoveries resulting from any such action shall belong solely to Licensee. Licensor shall not unreasonably withhold or delay its permission to enable Licensee to pursue an action (if Licensor shall decline to pursue such action) against persons or entities reasonably believed by Licensee to be counterfeiting or pirating Licensee's Licensed Products. Licensor shall not unreasonably withhold or delay its permission to grant to any sublicensee who requires it, at the time of entering into a sublicense, reasonable rights (without Licensor's prior consent in each instance) to pursue persons reasonably believed to be engaged in counterfeiting or piracy of the Licensee Product.

                    8.5. During the term of this Agreement and thereafter,
Licensee:

                         (a) will not challenge the ownership or rights of
Licensor in and to the Licensed Property or any copyright or trademark pertaining thereto developed by or for Licensor, nor attack the validity of the license granted hereunder or participate in any challenge thereto;

                         (b) will manufacture, sell and distribute the Licensed
Products
in compliance with all applicable laws and governmental regulations in accordance with the terms of this Agreement;

                         (c) will not except as set forth in this Agreement,
either directly or indirectly, use or display or authorize others to use or display, the trademarks, copyrights or proprietary rights of Licensor in connection with any advertising, assembly, manufacture, distribution, use, sale or lease of any goods, other than in connection with the manufacture and sale of the Licensed Products; and

                         (d) subject to Licensee's best business judgment
Licensee will exercise reasonable efforts to: (i) manufacture sufficient quantities of the Licensed Product to meet the market demand for same; (ii) conduct advertising activities to promote the sale of Licensed Product; and
(iii) make any and all arrangements necessary to accomplish such undertakings.

                 9. MATERIALS.

                    9.1. Notwithstanding anything contained herein to the contrary and subject to the terms of this Agreement, all artwork, designs and computer software embodying the Licensed Property, or any reproduction thereof, which are designed, developed and/or created by Licensee hereunder (or any of its sublicensees, affiliates or subsidiaries), shall be, and remain Licensor's sole and exclusive property, inclusive of all copyrights and right to copyright therein and thereto for the life of the copyright therein; provided that during the term of this Agreement, Licensee shall have the exclusive right, license and privilege (without any compensation to Licensor except as provided in Section 5) to use all such above described materials in connection with its exploitation, sale and distribution of the Licensed Products.

                     9.2. Licensor shall make available to Licensee, at Licensor's actual out of pocket cost, any artwork relating to the Licensed Property which Licensor owns and which is reasonably available to Licensor for Licensee's use in connection with the exploitation of the Licensed Property.

                 10. TRANSLATIONS.

                     In the event that Licensee shall reasonably require the text associated with any Licensed Product to be translated into a language other than English, Licensor shall, upon request, provide to Licensee the text files and the text that appears in bit map files and printed copies of the script used for audio components of the Licensed Product and Licensee shall furnish, at its own expense, to Licensor a translation text thereof. Licensor shall then cause a new Technically Acceptable Master Disk (as that term is defined in the GTIS Master Agreement) containing such translation to be encoded, at Licensor's own expense, and delivered to Licensee.

                 11. REPRESENTATIONS AND WARRANTIES.

                     11.1. Licensor hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Licensor; Licensor has the full power and authority to enter into this Agreement and perform its obligations hereunder; this Agreement constitutes the valid and binding obligation of Licensor, enforceable in accordance with its terms; the making of this Agreement does not violate any agreement, right or obligation existing between Licensor and any other person, firm or corporation; and the Licensed Property, if used pursuant to the license granted herein, will not infringe upon or violate any rights of any third party.

                     11.2. Licensee hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Licensee; Licensee has the full power and authority to enter into and perform its obligations hereunder; this Agreement constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms; the making of this Agreement does not violate any agreement, right or obligation existing between Licensee and any other person, firm or corporation; and its manufacture, advertisement, distribution and sale of the Licensed Products will be in accordance with the terms of this Agreement so as not to infringe upon or violate any rights of any third party.

                 12. INDEMNIFICATION.

                     12.1. Each party agrees to indemnify and hold the other (including officers, directors, agents and employees of such party or its subsidiaries, affiliates and sublicensees) harmless against any loss, damage, expense or cost (including reasonable attorneys' fees) arising out of any claim, demand or suit or judgment resulting from any breach of any warranty or representation set forth in Section 11 above. Each party shall promptly inform the other of any such claim, demand, suit or judgment.

                     12.2. In connection with any such claim, demand or suit referred to above, the party so indemnifying (the "Indemnitor") agrees to defend, contest or otherwise protect the indemnified party (the "Indemnitee") against any such suit, action, investigation, claim or proceeding at the Indemnitor's own cost and expense. The Indemnitee shall have the right, but not the obligation to participate, at its own expense, in the defense thereof by counsel of its own choice. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to defend, contest or otherwise protect against the same, and, upon ten (10) days' written notice to the Indemnitor, make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including without limitation, reasonable attorneys' fees, disbursements and all reasonable amount applied as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. The obligations hereunder shall survive the termination or expiration of this Agreement.

                     12.3. Neither Licensor nor Licensee shall be liable for any incidental, consequential or punitive damages to the other.

                 13. EVENTS OF DEFAULT AND TERMINATION.

                     Licensee shall be deemed to be in default of this Agreement in the event either of the following occurs:

                         (a) Licensee fails to make any payment or furnish any
statement in accordance herewith, provided that Licensee shall have been given a first written notice of such default and a period of at least 15 days in which to cure such default and, if such default shall not have been cured within such period, Licensee shall have been given a second written notice of such default and a further period of at least 10 days in which to cure such default; or

                         (b) Licensee fails after thirty (30) days' written
notice to Licensee to comply with any other of Licensee's obligations hereunder.

                 14. EXPIRATION OR TERMINATION OF AGREEMENT.

                     Upon expiration or termination of this Agreement, all rights granted to Licensee herein shall forthwith revert to Licensor with the following consequences:

                         (a) All unpaid royalties shall be due and payable in
accordance with Section 6.1 hereof.

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                         (b) Licensor shall thereafter be free to license others
to use the Licensed Property in connection with the manufacture, advertisement, distribution and sale of items identical or similar to the Licensed Products in the Territory.

                         (c) In the event of termination or expiration of this
Agreement, other than a termination by Licensor as a result of a material breach of this Agreement by Licensee, Licensee may continue to sell for a period of one hundred eighty (180) days after the effective date of termination all approved copies of the units of the Licensed Product produced prior thereto.

                         Notwithstanding the expiration or termination of this
Agreement, Licensor will continue to account and pay over to Licensee, on a periodic basis not less frequently than quarterly, * of the net profits (as calculated in Section 2.1 above) derived by Licensor from the exploitation of any ancillary merchandising rights to the Licensed Products (as provided in Section 2.1 above) and * of the net profits derived by Licensor from the exploitation of Licensed Products in the Excluded Asian Countries, as provided in Section 3.2 above, or in Europe, to the extent provided in Section 3.3 above.

                 15. CONFIDENTIAL INFORMATION.

                     Each of the parties shall keep in confidence and not disclose to any third party, without the written permission of the other party, the terms of this Agreement and the proprietary information of the other party made known to it under this Agreement, except that GTIS may make such disclosures to General Atlantic Partners who have executed a confidentiality agreement with GTIS. This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the disclosing party; (b) rightfully received by the disclosing party from a third party who is not bound by a restriction of nondisclosure; (c) already in the disclosing party's possession without restriction as to disclosure; or (d) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination of this Agreement and (ii) shall extend to any subcontractor of either party and each party agrees to obtain from each such subcontractor a written agreement to abide by the foregoing confidentiality requirements.

                 16. NOTICES.

                     Any notice, consent, approval, request, waiver or statement to be given, made or provided for under this Agreement shall be in writing and deemed to have been duly given (i) by its delivery personally or by express mail; or (ii) five days after its being mailed, air express, registered or certified, return receipt requested in a U.S. Post Office addressed as follows:

                 TO LICENSEE:          GT Interactive Software Corp.
                                       16 East 40th Street
                                       New York, New York  10016
                                       Attention:  Mr. Ron Chaimowitz,
                                       Telephone Number:  (212) 951-3107
                                       Facsimile Number:  (212) 679-6850

                 WITH A COPY TO:       GT Interactive Software Corp.
                                       16 East 40th Street
                                       New York, New York  10016
                                       Attention:  Mr. Harry Rubin
                                       Telephone Number:  (212) 951-3052
                                       Facsimile Number:  (212) 679-6850

                 TO LICENSOR:     WMS Industries Inc.
                                  3401 North California Avenue
                                  Chicago, Illinois  60618
                                  Attention:  Mr. Neil D. Nicastro, President
                                  Telephone Number:  (312) 728-2300
                                  Facsimile Number:  (312) 539-2099

                 WITH A COPY TO:  Jeffrey N. Siegel, Esq.
                                  Shack & Siegel, P.C.
                                  530 Fifth Avenue
                                  New York, New York  10036
                                  Telephone Number:  (212) 782-0700
                                  Facsimile Number:  (212) 782-1964

or such other address as either party may designate by notice given as aforesaid.

                 17. MISCELLANEOUS.

                     17.1. This Agreement is personal to Licensee and Licensor and may not be assigned, in whole or in part, and none of Licensee's or Licensor's rights or obligations hereunder may be delegated to any person or party without the prior written consent of the other, except that any party may assign its rights and obligations to any direct or indirect subsidiary or affiliate of the assigning party or to any person, firm or corporation owning or acquiring all or substantially all of the stock or assets of the assigning party, so long as the assigning party remains liable for its obligations hereunder.

                     17.2. The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by the parties hereto.

                     17.3. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and no waiver shall be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

                     17.4. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee, and neither Licensor nor Licensee shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

                     17.5. This Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be wholly performed in the State of Illinois.

                     17.6. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

                     17.7. This Agreement may be executed in counterparts each of which shall be deemed an original and when taken together shall be deemed one and the same document.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     [WILLIAMS ELECTRONICS GAMES, INC.]



                                     By:
                                         ------------------------------


                                     [MIDWAY MANUFACTURING COMPANY]


                                     By:
                                         ------------------------------


                                     [WILLIAMS ENTERTAINMENT INC.]


                                     By:
                                         ------------------------------


                                     GT INTERACTIVE SOFTWARE CORP.


                                     By:
                                         ------------------------------

                                   SCHEDULE A

                    [Insert description of Licensed Property]

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                                   SCHEDULE B

                                    ROYALTIES


                 Licensee shall pay royalties in an amount equal to the following percentages of the net wholesale sales price of a Unit sold and not returned:

                 Net Wholesale Sales Price               Royalty %
                 -------------------------               ---------

                 * or greater                            *

                 *                                       *

                 *                                       *

                 *                                       *

                 *                                       *

                 *                                       *

                 *                                       *




At Net Wholesale Sales Prices between * and * the above percentages shall be prorated. For example, at a Net Wholesale Sales Price of *, the royalty percentage shall be *. Notwithstanding the above, if the Licensed Products other than previously Developed Games cost * or more to develop or acquire ("Premium Products"), the minimum per unit royalty for such Premium Products shall be calculated as follows: (a) for Premium Products which are First Released (as such term is defined in the GTIS Master Agreement) before April 1, 1996, the minimum per unit royalty shall be * until March 31, 1996, provided, however, that if less than six (6) months have expired since the date on which the Premium Product was First Released, then during the period commencing on April 1, 1996 and ending upon the expiration of six months from the date on which such Premium Product was First Released, the minimum per unit royalty shall be an amount equal to * of the product of (1) the Net Wholesale Sales Price of such Premium Product as of April 1, 1996 multiplied by (2) the royalty percentage which corresponds to such Net Wholesale Sales Price on the table set forth above; (prorated as appropriate) and (b) for Premium Products which are First Released on or after April 1, 1996, the minimum per unit royalty during the six-month period commencing on the date on which the Premium Product was First Released shall be an amount equal to * of the product of (1) the Net Wholesale Sales Price of such Premium Product as of April 1, 1996 multiplied by (2) the royalty percentage which

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

corresponds to such Net Wholesale Sales Price on the table set forth above (prorated as appropriate). After March 31, 1996, or the expiration of the six-month period referred to in (a) above, in the case of Premium Products which are First Released prior to April 1, 1996, and at the expiration of the six-month period referred to in (b) above, in the case of Premium Products First Released after March 31, 1996, there shall be no further minimum per unit royalty. The foregoing minimum per unit royalty provision shall not apply to so-called "hint books" as to which there shall be no minimum royalty.

"Net Wholesale Sales Price" shall be that price invoiced by Licensee to its customers, less any price discounts, rebates or credits granted at the time of sale and taxes invoiced to customers (including VAT). No deduction shall be made for bad debts or other uncollected amounts, advertising allowances, including cooperative advertising, or any other costs incurred in manufacturing, selling or distributing the Licensed Products. In the event that Licensee's experience with respect to bad debts and uncollectible amounts during any calendar year in respect of sales of Licensed Products under this Agreement and all other Home Computer Software Distribution and License Agreements entered into between Licensor and its affiliates and Licensee under the GTIS Master Agreement, shall exceed * of Licensee's aggregate net sales of Licensed Products under this Agreement and all such Other Home Computer Software Distribution and License Agreements during such calendar year ("Excess Bad Debts"), then Licensee shall be entitled to receive a credit against royalties payable under this Agreement or any Other Home Computer Software Distribution and License Agreement determined as follows: the average of the weighted Net Wholesale Sales Prices of all Licensed Products sold under this Agreement and all Other Home Computer Software Distribution and License Agreements during such calendar year shall be determined, and the royalty percentage which corresponds thereto in the table above (prorated as appropriate) shall be multiplied by the amount of Excess Bad Debts for such calendar year to determine the amount of such credit.

Royalties for "direct response sales" shall be calculated by multiplying * of the royalty percentages set forth above (prorated as appropriate) times Licensor's net receipts from such sales and, for purposes of determining the applicable royalty percentages in the table set forth above, the amount of such net receipts shall be substituted for "Net Wholesale Sales Price." The minimum per unit royalty shall be * of the minimum per unit royalty applicable to sales other than "direct response sales." Direct response sales shall refer to sales made directly to consumers other than from a fixed retail location and shall include catalogue sales, direct mail, print and television sales. Licensee's net receipts from direct response sales shall be based upon actual monies received, less amounts separately paid by purchasers as sales taxes and shipping and handling charges.


ADJUSTMENTS TO ROYALTIES

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Anything above to the contrary notwithstanding:

         1. If Licensor is obligated to pay any Third Party Fees and Royalties with respect to the sale of Licensed Products, the per unit royalties to be paid by Licensee to Licensor with respect to such Licensed Products shall be equal to
* of all such Third Party Fees and Royalties, plus the greater of (a) the royalty otherwise payable to Licensor as provided above and (b) the other * of such Third Party Fees and Royalties. In no event shall the per unit royalty on the sale of Licensed Products be less than * of such Third Party Fees and Royalties.

         2. In cases where Licensed Products are sold by sublicensees under sublicenses granted by Licensee in accordance with the provisions of Section 2.1 above, royalties shall be payable by Licensee to Licensor hereunder equal to the sum of (a) an amount equal to all Third Party Fees and Royalties payable with respect to the sale of such Licensed Products, plus (b) * of the net proceeds received by Licensee from such sublicensee after deducting (i) a fee to Licensee equal to * of such net proceeds, (ii) an amount equal to all Third Party Fees and Royalties, and, (iii) in the case of sublicensees to whom Licensee supplies the Licensed Product, Licensee's direct manufacturing and shipping costs. In no event shall the royalty be less than such Third Party Fees and Royalties.

         3. Until Licensee shall have fully recouped the * Option and Advance Fee, as provided below, Licensor shall pay over to Licensee Licensor's share of net profits from the exploitation of the Licensed Product in the Excluded Asian Countries and in any other territories in which Licensor is entitled to exploit the Licensed Products or ancillary merchandising rights thereto under this Agreement, and all amounts so paid over to Licensee shall be deemed to constitute additional Recoupable Amounts (as that term is used below) under this Agreement.

RECOUPMENT.

Licensee shall be entitled to apply the aggregate amount by which (a) royalties paid under this Agreement exceed (b) * of the amount of any Third Party Fees and Royalties payable by Licensor to parties having rights with respect to the sale of Licensed Products (the "Recoupable Amount") to recoup the * Option and Advance Fee paid by Licensee to WMS Industries Inc. pursuant to Section 3 of the GTIS Master Agreement, until such Recoupable Amount together with Recoupable Amounts under any other Home Computer Software Distribution and License Agreement entered into by Licensee pursuant to the GTIS Master Agreement ("Other Home Software Distribution and License Agreements") equal *; provided, however, that (a) to the extent that the aggregate of all Recoupable Amounts under this Agreement and the Other Home Computer Software Distribution and License Agreements between December 28, 1994 and December 28, 1995 exceeds the installment of the Option and Advance Fee paid on December 28, 1994 such excess shall be paid to Licensor and the licensors under the Other Home Software Distribution and License Agreements, in accordance with their respective interests, and applied

THE INFORMATION BELOW MARKED BY * HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

in reduction of the installment of the Option and Advance Fee payable under the GTIS Master Agreement on December 28, 1996, up to a maximum reduction of *, and the balance of such excess, if any, shall be applied first in reduction of the installment of the Option and Advance Fee payable on December 28, 1995, and then in reduction of the installment of the Option and Advance Fee payable on December 28, 1996, and (b) to the extent that the aggregate of all Recoupable Amounts under this Agreement and all Other Home Computer Software Distribution and License Agreements between December 28, 1994 and December 28, 1996 exceeds the unrecouped portion of the installment of the Option and Advance Fee paid on December 28, 1994 and December 28, 1995, the excess shall be paid to Licensor and the licensors under the Other Home Software Distribution and License Agreements, in accordance with their respective interests, and applied in reduction of the installment of the Option and Advance Fee payable on December 28, 1996.

LIMITATIONS ON FREE AND PROMOTIONAL GOODS; CLOSE-OUTS.

Licensee shall be permitted to distribute free and promotional goods without the payment of any Third Party Fees and Royalties or other royalties thereon, subject to the provisions of Section 1 above and within the following territorial and quantity limits:

         United States and Canada:          * units in the aggregate
         United Kingdom,
         Germany, Scandanavia,
          Benelux, Italy, Spain,
          Australia, and Japan):            * units per country

         Other Countries:                   * units per country


No royalties shall be payable by Licensee to Licensor in excess of any Third Party Fees and Royalties in connection with the sale by Licensee of "close-outs." For purposes hereof, "close-outs" shall mean any Licensed Products that are sold for a price no greater than the sum of direct manufacturing and shipping costs plus any Third Party Fees and Royalties.